Exhibit 10.10

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of this 19th day of May, 2006, by and between MIDDLETON INVESTORS, LLC, a Massachusetts limited liability company, having an address of c/o BPG Properties, Ltd., 770 Township Line Road, Suite 150, Yardley, Pennsylvania 19067 (“Seller”), and HARVARD PROPERTY TRUST, LLC, a Delaware limited liability company, having an address of 15601 Dallas Parkway, Suite 600, Addison, Texas 75001-6026 (“Purchaser”).

W I T N E S S E T H:

In consideration of the covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.                                      The Sale.

Upon and subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase from Seller (i) those certain parcels of land in the Town of Middleton, Essex County (South), Commonwealth of Massachusetts, which parcels are more particularly described in Exhibit A attached hereto, together with all right, title and interest of Seller in and to any land lying in the bed of any streets, alleys, or rights-of-way (open) adjacent or abutting or adjoining such premises, together with all rights, privileges, rights of way and easements appurtenant to such premises (collectively the “Land”), (ii) all buildings, garages, improvements, structures and fixtures on the Land, including without limitation the existing office building commonly known as “The Ferncroft Corporate Center, 35 Village Road,” (collectively the “Building,” and together with the Land, the “Real Property”); (iii) Seller’s right, title and interest in and to the leases, occupancy agreements, or licenses affecting the Real Property or any part thereof together with any amendments of any of the foregoing or any related agreements creating ongoing obligations of the parties thereto which are listed on Exhibit B (the “Schedule of Leases”) and any New Leases entered into pursuant to Section 19.8 (collectively the “Leases”); (iv) all furniture, furnishings, fixtures, equipment and other tangible personal property owned by Seller, located on the Real Property and used solely in connection therewith (the “Tangible Personal Property”); (v) all right, title and interest of Seller under any and all maintenance, service, leasing, brokerage, advertising and other like contracts and agreements with respect to the ownership and operation of the Real Property (collectively the “Service Contracts”); and (vi) all right, title and interest of Seller in and to all studies, surveys, plans, drawings, specifications, reports, contracts, warranties, approvals, licenses, permits, certificates, design approvals, and variances relating to the Land or the Building, to the extent in Seller’s possession and transferable without cost to Seller, all to the extent applicable to the period from and after the Closing (as hereinafter defined), except as expressly set forth to the contrary in this Agreement (collectively “Development Materials”) (the Land, the Building, Tangible Personal Property, the Service Contracts, the Leases, the Development Materials and such other rights and interests described above being collectively referred to herein as the “Property”). Purchaser acknowledges that Seller does not own (a) the

UPS and Liebert units, telecommunications equipment and other fixtures located in the premises leased to Verizon Directories Services – East Inc. successor to Verizon Information Services Inc. (“Verizon”) and (b) the telecommunications equipment owned by Verizon New England Inc. located in the common telephone equipment room on the 4th floor of the Building and, to the extent owned by Verizon New England Inc., all cables, wires and other equipment and apparatus used to distribute telecommunications services to such common telephone equipment room from outside of the Building and within the Building.

2.                                      Purchase Price; Deposit.

The purchase price to be paid by Purchaser to Seller for the Property is Twenty Seven Million and 00/100 Dollars ($27,000,000.00) (the “Purchase Price”). Two Million and 00/100 Dollars ($2,000,000.00) (the “Initial Deposit”) shall then be paid by Purchaser to Partners Title Company, 712 Main Street, Suite 2000E, Houston, Texas 77002-3215 (Attention: Reno Hartfiel) (referred to herein as the “Escrow Agent” or the “Title Company”) as escrow holder within three (3) business days following the execution and delivery of this Agreement by both Seller and Purchaser (the “Effective Date”). Unless this Agreement is terminated in accordance with the provisions of Section 3 or Section 19 hereof, an additional Two Million and 00/100 Dollars ($2,000,000.00) (the “Additional Deposit” and together with the Initial Deposit, the “Deposit”) shall be paid to Escrow Agent as an additional deposit within one (1) business day following the expiration of the Inspection Period set forth in Section 19 herein. The balance of the Purchase Price shall be paid to Seller at closing of title (the “Closing”) and shall be paid by immediately available federal funds. The Deposit shall be held by Escrow Agent in an interest bearing account in accordance with the terms of an Escrow Agreement substantially in the form annexed hereto as Exhibit C. If the purchase and sale hereunder is consummated in accordance with the terms and conditions hereof, the Deposit shall be applied to the Purchase Price at the Closing. In all other events, the Deposit shall be disposed of by the Escrow Agent as provided elsewhere in this Agreement.

3.                                      Condition of Title.

Within five (5) calendar days after the Effective Date, Purchaser will obtain an ALTA Preliminary Commitment for Title Insurance (hereafter called the “Title Commitment”) issued by the Title Company and Seller will deliver a copy of the existing survey of the Real Property. Buyer, at its sole cost and expense, shall be responsible for ordering an update of the survey (the “Survey”). Purchaser shall be responsible for all of the costs and expenses associated with the Survey and Title Commitment. The Title Commitment shall specify all easements, liens, encumbrances, restrictions, conditions or covenants with respect to the Real Property, and include copies of all documents referred to as exceptions to title. If any exceptions appear in the Title Commitment, or any encroachments or other matters appear on the Survey, to which Purchaser objects, Purchaser shall, during the Inspection Period, notify Seller in writing of its objections to title and survey (an “Objection Notice”). Purchaser shall not be required to object to, and Seller shall be obligated to discharge and/or terminate at Closing or make arrangements reasonably satisfactory to Purchaser to have such discharged or terminated following Closing in accordance with customary practice, any mortgages or related security documents or similar encumbrances given to secure indebtedness for money borrowed by Seller (collectively,

“Voluntary Encumbrances”) and such Voluntary Encumbrances shall not be included as Permitted Exceptions. Except for Voluntary Encumbrances, Seller may, but shall not be obligated to, undertake to eliminate or cure any title or survey objections of Purchaser contained in the Objection Notice (collectively “Defects of Title”) to the reasonable satisfaction of Purchaser. At Purchaser’s sole option and discretion, a removal or cure may be effected by issuance of title insurance eliminating or insuring against the specified Defects of Title. If Seller fails to cure or eliminate any Defects of Title, within ten (10) days after receipt of the Objection Notice, or gives notice within such ten (10) day period that Seller declines to cure or eliminate such Defects of Title, Purchaser shall have the option exercisable within five (5) days after the end of such ten (10) day period or after receipt of such notice from Seller, as applicable, to either (i) terminate this Agreement or (ii) waive its objection to such Defects of Title (and if Purchaser thereafter so desires may cure them at Purchaser’s cost and expense, without any adjustment to the Purchase Price). In the event Seller does not receive Purchaser’s written notice to terminate the Agreement or Purchaser’s waiver of such Defects of Title within such five (5) day period, then Purchaser shall be deemed to have elected to terminate this Agreement. If Purchaser exercises its right to terminate the Agreement, Escrow Agent shall promptly repay the Deposit plus any accrued interest to Purchaser, and the parties shall thereafter have no further rights or obligations pursuant to this Agreement, except those that expressly survive termination hereunder. All matters relating to the state of title and matters shown on the Survey with respect to the Real Property existing as of the date of the Title Commitment or the Survey, as the case may be, which Purchaser did not include in the Objection Notice or which are subsequently waived or deemed waived by Purchaser, together with (a) zoning, building and other governmental and quasi-governmental laws, codes and regulations, (b) liens for such taxes and special assessments as will not be, as of the Closing Date, due and payable, (c) rights of tenants under the Leases, and those claiming by, through and under said tenants and (d) acts of Purchaser, and those claiming by, through and under Purchaser and are collectively referred to herein as the “Permitted Exceptions.”

4.                                      The Closing; Conditions Precedent to Closing.

4.1                                 Conditions Precedent to Purchaser’s Obligations. Purchaser shall not be obligated to consummate the transaction described in this Agreement unless:

(a)                                  All representations and warranties made by Seller hereunder shall be true in all material respects as of the Closing Date subject to the provisions of Section 7.3 herein;

(b)                                 Each item or instrument to be delivered to Purchaser by Seller described in Section 4.7 below, has been delivered to the Escrow Agent on or prior to the Closing Date;

(c)                                  The Tenant Estoppel Certificates as required by Section 4.7 have been delivered to Purchaser.

(d)                                 No suit, action or other proceeding shall be pending which seeks to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by this Agreement, or which involves the Property in any material way; and

(e)                                  The environmental and physical condition of the Property shall not change adversely and materially after the end of the Inspection Period and there shall be no encumbrance or title defect affecting the Property first appearing after the Effective Date of the Title Commitment or Survey.

4.2                                 Failure of Purchaser’s Conditions Precedent. In the event any of the aforesaid conditions precedent shall not have been satisfied or shall not exist on the Closing Date, then, unless Purchaser shall have waived in writing the satisfaction or existence of such condition precedent, in its election and in its sole and subjective discretion, Purchaser shall not be obligated to close the transaction contemplated hereby, and Purchaser shall be entitled to receive a return of the Deposit with any interest accrued thereon. If the failure of any condition precedent constitutes a default by Seller under this Agreement, Purchaser shall have the remedies provided by Section 14.1 herein; otherwise, upon receipt of the Deposit by Purchaser, Purchaser and Seller shall both be relieved of any further liability or obligation hereunder.

4.3                                 Conditions Precedent to Seller’s Obligations. Seller shall not be obligated to consummate the transaction described in this Agreement unless:

(a)                                  All representations and warranties made by Purchaser hereunder shall be true in all material respects as of the Closing Date;

(b)                                 Each item or instrument to be delivered to Seller by Purchaser described in Section 4.8 below, has been delivered to the Escrow Agent on or prior to the Closing Date and

(c)                                  No suit, action or other proceeding shall be pending which seeks to restrain, enjoin or otherwise prohibit the consummation of the transaction contemplated by this Agreement, or which involves the Property in any material way.

4.4                                 Failure of Seller’s Conditions Precedent. In the event any of the aforesaid conditions precedent shall not have been satisfied or shall not exist on the Closing Date, then, unless Seller shall have waived in writing the satisfaction or existence of such condition precedent, in its election and in its sole and subjective discretion, Seller shall not be obligated to close the transaction contemplated hereby and Purchaser shall be entitled to receive a return of the Deposit with any interest accrued thereon. If the failure of any condition precedent constitutes a default by Purchaser under this Agreement, Seller shall have the remedies provided by Section 14.2 below; otherwise upon receipt of the Deposit by Purchaser, Purchaser and Seller shall both be relieved of any further liability or obligation hereunder.

4.5                                 Closing. The Closing shall take place through the Escrow Agent, commencing at 10:00 a.m. on June 26, 2006 (the “Closing Date”). Notwithstanding the foregoing, in the event the conditions of this Section 4 are not satisfied by the Closing Date, either Seller or Purchaser shall have the unilateral right, upon prior written notice to the other, to extend the Closing Date for a time period not to exceed fourteen (14) days from the original Closing Date. Even if the conditions of this Section 4 have been satisfied, Purchaser shall have the right to extend the Closing Date for an additional period of fifteen (15) days by depositing the additional sum of Two Million and 00/100 Dollars ($2,000,000.00) with the Escrow Agent as an addition to the

Deposit (the “Closing Extension Deposit” or together with the Initial Deposit and Additional Deposit the “Deposit”). If the purchase and sale hereunder is consummated in accordance with the terms and conditions hereof, the Closing Extension Deposit shall be credited and applied to the Purchase Price at Closing. In all other events, the Closing Extension Deposit and Deposit shall be disposed of by the Escrow Agent as provided elsewhere in this Agreement. All documents to be delivered at the Closing and all payments to be made as specified in Sections 4.7 and 4.8 shall be delivered to the Escrow Agent on the Closing Date, in escrow, pending delivery of possession of the Property in conformance with this Agreement, upon which delivery, all instruments and funds shall then be delivered out of escrow. Purchaser and/or Purchaser’s agents shall be entitled to inspect the Real Property prior to the delivery of the deed in order to determine whether the condition thereof complies with the terms of this Agreement. Notwithstanding anything to the contrary herein, the deed shall not be recorded until the Escrow Agent confirms receipt of the entire Purchase Price, as adjusted as herein provided.

4.6                                 Possession. At Closing Seller shall deliver full possession of the Real Property free of all tenants and occupants other than the tenants and occupants (collectively the “Tenants”) under the Leases, such Real Property to be then in the same condition as on the date of this Agreement, subject to ordinary wear and tear.

4.7                                 Seller’s Deliveries. The following deliveries shall be made by Seller at Closing:

(a)                                  Seller shall execute, acknowledge, and deliver to Purchaser (or to a nominee designated by Purchaser no less than seven (7) calendar days prior to the Closing Date) a Massachusetts statutory form of Quitclaim Deed, substantially in the form attached hereto as Exhibit D, conveying to Purchaser title in fee simple to the Real Property, subject only to the Permitted Exceptions.

(b)                                 Seller shall deliver to Purchaser two executed and acknowledged counterparts of an Assignment and Assumption of Leases, substantially in the form annexed hereto as Exhibit E (the “Lease Assignment”), assigning to Purchaser Seller’s interest as landlord under the Leases. In addition, Seller shall deliver to Purchaser (i) the original signed Leases and all amendments thereto (or copies thereof if originals are not available), and (ii) any Tenant security deposits, including any interest earned thereon, required under the Leases.

(c)                                  Seller shall deliver to Purchaser two executed counterparts of a General Instrument of Transfer, substantially in the form annexed hereto as Exhibit F (the “General Instrument of Transfer “), assigning the matters described therein, including without limitation the Service Contracts and the Development Materials.

(d)                                 Seller shall make available to Purchaser at the Property originals (or copies thereof if originals are not available) of all documents and materials assigned pursuant to the General Instrument of Transfer which it may have in its possession, or in the possession of any agent or affiliate.

(e)                                  Seller shall deliver to Purchaser an affidavit sworn to by Seller, substantially in the form annexed hereto as
Exhibit G, stating under penalties of perjury that Seller is not a foreign person as defined in Internal Revenue Code Section 1445 and stating Seller’s United States taxpayer identification number.

(f)                                    Seller shall deliver to Purchaser such evidence (which may take the form of a Secretary’s Certificate) as may be reasonably required by Purchaser or the Title Company evidencing the status and capacity of Seller and the authority of persons executing the various documents on behalf of Seller in connection with this Agreement. Seller shall also deliver to Purchaser a current certificate of good standing for the Purchaser issued by the appropriate governmental authority for the Commonwealth of Massachusetts.

(g)                                 Seller shall deliver such affidavits and other customary items as the Title Company may reasonably require with respect to mechanic’s liens, gap coverage and parties in possession.

(h)                                 Seller shall deliver evidence of payment in full of the commission due to the Named Broker as defined in Section 6 below or shall provide for payment of such commission at Closing by way of a debit to Seller on the Closing Statement and instruction to Escrow Agent to pay such amount.

(i)                                     Seller shall deliver to Purchaser estoppel certificates (the “Tenant Estoppels”) from Verizon and the SAS Institute, Inc. (the “Required Estoppels”). The estoppel certificates submitted by Seller to the tenants for execution shall be substantially in the form of Exhibit H attached hereto (the “Form Tenant Estoppel Certificate”). The Tenant Estoppels executed by tenants shall be in substantially the form of the Form Tenant Estoppel Certificate, except that a Tenant Estoppel executed by a tenant shall be deemed an acceptable Tenant Estoppel for purposes hereof either: (i) if it contains the qualification by the tenant of any statement as being to the best of its knowledge or as being subject to any similar qualification; or (ii) if it only contains the information the tenant is required to give pursuant to its lease. Notwithstanding the foregoing, a Tenant Estoppel executed by a tenant shall not be deemed acceptable, unless specifically approved by the Purchaser, if such Estoppel Certificate asserts an on-going default by the landlord under the Lease. Purchaser expressly agrees and acknowledges that (i) Seller can not and will not provide any specific financial information for the Tenants and (ii) Seller can not make any representations or warranties regarding any specific financial information for the Tenants set forth in the Tenant Estoppels. If any Tenant Estoppel contains statements confirming any of Seller’s representations or warranties, then Seller shall be deemed not to have made such representations or warranties as to such Lease. If any Tenant Estoppel contains statements or allegations that a default or potential default exists on the part of Seller under the lease in question or contain information inconsistent with any representations of Seller contained in this Agreement and Purchaser elects to close the purchase and sale transaction contemplated herein notwithstanding the existence of such statements, allegations or information, then such Tenant Estoppel shall be deemed acceptable for purposes of this Section, notwithstanding the existence of such allegations, statements or information and Seller shall have no liability whatsoever to Purchaser hereunder with respect to the existence of such allegations, statements or information.

If Seller does not provide to Purchaser the Required Estoppels on or before the Closing Date, then Purchaser may elect, by written notice to Seller given on the Closing Date, either: (i) not to purchase the Property, in which event the Deposit shall be returned to Purchaser, at which time this Agreement shall terminate and become null and void and neither party shall have any further rights or obligations under this Agreement, except for those which expressly survive termination of this Agreement; or (ii) elect to purchase the Property notwithstanding Seller’s failure to provide the Required Estoppels, in which event Purchaser shall be deemed to have waived the condition contained in this Section 4.7(i). If Purchaser proceeds to Closing, Purchaser shall be deemed to have elected item (ii) above.

(j)                                     To the extent that any security deposit is composed of a letter of credit: (i) Seller shall make commercially reasonable efforts to have the same assigned and transferred, at Seller’s expense (or the applicable tenant’s expense), to Purchaser as of the Closing and (ii) if not transferable as of Closing, Seller shall cooperate with Purchaser in all reasonable respects following the Closing so as to transfer the same to Purchaser or to obtain a replacement letter of credit with respect thereto, in favor of Purchaser. Until any such letter of credit shall be transferred or replaced, Seller shall draw upon the same and deliver the proceeds to Purchaser promptly (in no event more than five (5) business days) following Purchaser’s written request (Purchaser shall not make such written request unless Purchaser believes, in good faith, that such request is in accordance with and when permitted under the applicable lease); provided that Purchaser shall defend, indemnify and hold harmless Seller from and against any and all loss, cost, damage, liability or out-of-pocket expense incurred by Seller as a result of any such actions taken by Seller at Purchaser’s request. Seller shall defend, indemnify and hold harmless Purchaser from and against any and all loss, cost, damage, liability or out-of-pocket expense incurred by Purchaser only if Seller fails to take an affirmative action to draw upon a letter of credit that Purchaser has requested the same to be drawn upon provided.

(k)                                  Seller shall deliver to Purchaser one original notice to each Tenant advising each Tenant of the sale of the Property and the assignment of its Lease to Purchaser, substantially in the form annexed hereto as Exhibit J.

(l)                                     Seller shall deliver to Purchaser one original notice to each service provider under the Service Contracts, advising each such service provider of the sale of the Property and the assignment of its Service Contract to Purchaser, substantially in the form annexed hereto as Exhibit K.

(m)                               Seller shall deliver a certified rent roll for the current month for the tenants listed on the Schedule of Leases annexed hereto as Exhibit B.

(n)                                 Seller shall deliver to Purchaser two executed counterparts of the Closing Statement (as hereinafter defined in Section 5) (or the Closing Statement may be signed in facsimile counterparts on the Closing Date).

4.8                                  Purchaser’s Deliveries. The following deliveries shall be made by Purchaser at Closing:

(a)                                  Purchaser shall deposit with the Escrow Agent the Purchase Price provided for in Section 2 above, net of the Deposit and interest accrued thereon, as adjusted for apportionments provided for in Section 5 below, and Purchaser shall instruct the Escrow Agent shall pay over at Closing the Deposit and such interest to Seller.

(b)                                 Purchaser shall deliver to Seller two executed and acknowledged counterparts of the Assignment and Assumption of Leases.

(c)                                  Purchaser shall deliver to Seller two executed counterparts of the General Instrument of Transfer.

(d)                                 Purchaser shall deliver to Seller two executed counterparts of the Closing Statement (or the Closing Statement may be signed in facsimile counterparts on the Closing Date).

(e)                                  Purchaser shall deliver to Seller such evidence (which may take the form of a Secretary’s Certificate) as may be reasonably required by Seller or the Title Company evidencing the status and capacity of Purchaser and the authority of persons executing the various documents on behalf of Purchaser, or Purchaser’s designee or nominee, in connection with this Agreement.

5.                                      Apportionments.

The following are to be apportioned as of the Closing Date in accordance with local custom, with said date being a day of income and expense to Purchaser, and the same shall be reflected on a closing statement (the “Closing Statement”) executed by Seller and Purchaser at the Closing:

5.1                                 Taxes and sewer rents, if any, on the basis of the fiscal year for which assessed. If the Closing Date shall occur before the real property tax rate for such fiscal year is fixed, the apportionment of taxes shall be made on the basis of the taxes assessed for the preceding fiscal year. After the real property taxes are finally fixed for the fiscal year in which the Closing Date occurs, Seller and Purchaser shall make a recalculation of the apportionment of such taxes, and Seller or Purchaser, as the case may be, shall make an appropriate payment to the other based on such recalculation. To the extent Seller has undertaken to obtain any real estate tax abatement relative to Seller’s period ownership (“Abatement”), Seller shall be entitled to continue to prosecute such Abatement following the Closing and the amount of the net proceeds of such Abatement after deducting the cost of the prosecution of same shall be prorated through the Closing Date, if, as and when such proceeds are paid by the applicable governmental taxing authority. As part of the Review Materials (as hereinafter defined), Seller shall provide to Purchaser copies of the relevant filings and documents relative to the Abatement. All expenses, taxes, fees, and charges of every type relating to the Property and accruing for any period prior to the Closing shall be paid promptly by Seller except to the extent that Purchaser received credit therefore at the Closing.

5.2                                 All assessments imposed by any governmental agency (herein “Assessments”) for improvements to the Real Property for work substantially completed on or before the date of Closing shall be paid in full by Seller at Closing. Any other Assessments for improvements to the Real Property shall be paid by Purchaser. If at the time for the delivery of the deed, the Real Property or any part thereof shall be or shall have been affected by an Assessment or Assessments for work which Seller is obligated to pay which are or may become payable in annual installments of which the first installment is then due or has been paid, then for the purposes of this Agreement all of the unpaid installments of any such Assessment, including those which are to become due and payable after the delivery of the deed, shall be deemed to be due and payable and to be liens upon the Land affected thereby and shall be paid and discharged by the Seller upon the delivery of the deed. If upon the delivery of the deed Assessments which are Purchaser’s obligation exist, Purchaser assumes all such assessments and will reimburse Seller for any installments for which Purchaser is obligated to pay but were in fact paid for by Seller. As part of the Review Materials, Seller shall provide to Purchaser copies of all relevant documents, notices and correspondence relative to any Assessment of which Seller has actual knowledge and possession.

5.3                                 Final readings on all gas, water and electric meters shall be made as of the Closing, if possible. If final readings are not possible, gas, water and electricity charges will be prorated based on the most recent period for which costs are available. Any deposits made by Seller with utility companies shall be returned to Seller. Purchaser shall be responsible for making all arrangements for the continuation of utility services.

5.4                                 Prepaid rent and collected rent under the Leases shall be prorated as of the Closing Date. Rents collected from any Tenant by Seller after the Closing Date shall be deemed to apply first to the rentals for the month of Closing, second to current rental due at the time of payment, and then to any other rentals that are delinquent on the Closing Date. Unpaid and delinquent rents, to which Seller is entitled, shall be turned over to Seller if collected by Purchaser within thirty (30) days of receipt. Purchaser agrees to use commercially reasonable efforts to attempt to collect such rents; provided Purchaser shall not be obligated to evict any tenant or enforce any remedies of the Lease or file any legal action in connection therewith. Seller shall not initiate any suit against any tenant with regard to delinquent rent so long as such tenant remains a tenant of the Property. Tenants under the Leases are currently paying Seller certain amounts (referred to herein as “Tenant Reimbursements”) based on Seller’s estimates for real estate taxes and assessments, common area maintenance, operating expenses and similar expenses (collectively, “Tenant Reimbursable Expenses”). Tenant Reimbursements shall be provisionally adjusted as of the Closing Date. In the event that any Tenant Reimbursements or the calculation thereof is subject to adjustment pursuant to the terms and provisions of any Lease (e.g., year-end adjustments to escalation charges and the like), then after the amount of such Tenant Reimbursements is finally determined by Purchaser (which determination shall be made on or before January 31, 2007), the parties shall make the proper adjustments so that the proration will be accurate based upon the actual amount of such Tenant Reimbursements collected and the actual Tenant Reimbursable Expenses incurred for the period in question, and payment shall be made promptly to Purchaser or Seller, whichever may be entitled to such payment, by the other party for the purpose of making such adjustment. After closing, Purchaser shall promptly bill the tenants for Tenant Reimbursable Expenses payable under the Leases and continue to bill such tenants for such amounts each month. In the event Seller shall be obligated to make, and makes a payment to Purchaser upon Purchaser’s reconciliation of Tenant Reimbursements collected and the actual Tenant Reimbursement Expenses incurred as aforesaid, upon receipt Purchaser shall be obligated to promptly remit the applicable portion of the particular tenants entitled thereto, and Purchaser shall indemnify, defend and hold harmless Seller, its beneficiaries, their partners and their respective directors, officers, employees and agents, and each of them from and against any losses, claims, damages and liabilities, including, without limitation, reasonable attorneys’ fees and expenses incurred in connection therewith, arising out of or resulting from Purchaser’s failure to remit such amounts to tenants in accordance with the provisions thereof.

5.5.                              Payments made by Seller under all Service Contracts shall be apportioned by Seller and Purchaser as of the Closing Date.

5.6                                 Seller shall have the right to discharge, from out of the Closing proceeds, any lien capable of being discharged by the payment of an ascertainable sum, including without limitation any Voluntary Encumbrances which Seller is obligated to discharge, in which event the total sum of money required to discharge said lien or liens, as evidenced either by a written payoff statement or by other evidence satisfactory to the Title Company, shall be reflected on the Closing Statement.

5.7                                 The provisions of this Section 5 shall survive the Closing.

6.                                      Brokerage Commissions.

Purchaser and Seller each represent and warrant to the other that they have not dealt with any broker in connection with the purchase of the Property except Trammell Crow Company (the “Named Broker”). Purchaser and Seller shall indemnify, defend and hold each other harmless from any claim, liability, obligation, cost or expense (including attorneys’ fees and expenses) for fees or commissions relating to Purchaser’s purchase of the Property asserted against either party by any broker or other person (other than the Named Broker) claiming by, through or under the indemnifying party or whose claim is based on the indemnifying party’s acts. Seller agrees that in connection with the sale of the Property to Purchaser, it is solely responsible for the payment of the Named Broker’s commission, whose compensation Seller shall pay under a separate arrangement.

The representations made by Seller and Purchaser in this Section 6 shall survive the Closing.

7.                                      Warranties and Representations.

7.1                                 Seller represents and warrants that (which representations and warranties shall be deemed to have been made again at Closing):

(a)                                  Seller has no actual knowledge of, and has not received any notice of, any threatened or pending condemnation proceedings affecting the Real Property;

(b)                                 The reports listed on Exhibit L, full, correct and complete copies of all of which have been or will be delivered to Purchaser at or before the execution of this Agreement, are, to Seller’s knowledge, all of the reports in Seller’s or Seller’s agents possession which relate to the investigation of the Real Property for the presence of hazardous materials. To the Seller’s actual knowledge, there are no hazardous wastes, petroleum products, pollutants, asbestos, asbestos containing materials, or other hazardous substances located in, upon or beneath the Real Property except (i) as referenced in such reports and (ii) those such substances or materials which are used in Seller’s business conducted on the Property (or the business of any of the Tenants) and handled in conformity with applicable law and regulations;

(c)                                  All written materials which Seller has delivered or shall deliver to Purchaser pursuant this Agreement, including, without limitation the Review Materials, are and shall be complete in all material respects;

(d)                                 Seller has not entered into any options, purchase contracts or other written agreements, whereby any person could validly claim a right, title or interest in the Property or any portion thereof by or through Seller;

(e)                                  Seller has received no written notice or citation from any federal, state, county or municipal authority alleging any fire, health, safety, building pollution, environmental, zoning or other violation of any law, regulation, permit, order or directive in respect of the Real Property or any part thereof, which has not been corrected;

(f)                                    With respect to the Leases, except as set forth on Exhibit B, or as otherwise provided in Section 19.8 hereof with respect to certain New Leases:  (i) no rent has been paid more than thirty (30) days in advance, (ii) to Seller’s knowledge, neither the Tenants nor Seller is in default in the performance of any material covenant, agreement or condition contained in the Leases, and (iii) Seller has not received written notice from any Tenant regarding pending or threatened offsets against rent or for any other monetary or material claim against Seller which has not been fully resolved and no rent concessions have been created which are not disclosed in the Leases. The representations and warranties made in this Section 7.1(h) shall not apply to the New Leases on the date of execution and delivery of this Agreement.

(g)                                 Seller is a Massachusetts limited liability company duly organized, validly existing, and in good standing in the Commonwealth of Massachusetts, and Seller has all requisite power and authority to own and operate its properties and to carry on its business as now conducted and to enter into and perform this Agreement and to carry out the transactions contemplated hereby;

(h)                                 No bankruptcy or insolvency proceeding under the Bankruptcy Code or any state bankruptcy or insolvency law filed by or against Seller is pending and no such filing is contemplated by Seller, or, to Seller’s knowledge, threatened;

(i)                                     There is no outstanding, or, to the Seller’s knowledge, threatened litigation, claims or proceedings before any court, commission, agency or other administrative authority which could prohibit or materially adversely affect Seller’s title to the Real Property or Seller’s ability to consummate the transaction contemplated by this Agreement;

(j)                                     No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of Seller is required in connection with the execution and delivery of this Agreement or its sale of the Property;

(k)                                  Seller has duly authorized the execution, delivery, and performance of this Agreement, and such execution, delivery and performance by Seller of this Agreement will not result in a breach of, violate any term or provision of, or constitute a default under, Seller’s organizational documents or any other agreement by which Seller is bound;

(l)                                     There are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property other than as set forth in the Leases;

(m)                               To Sellers knowledge, except as disclosed in the Review Materials, there are no Assessments or Abatements affecting the Property or any portion thereof; and

(n)                                 To the extent of Seller’s actual knowledge, Seller is not in violation of the requirements of Executive Order No. 133224, 66 Fed. Reg. 49079 (Sept. 25, 2001) (the “Order”) and other similar requirements contained in the rules and regulations of the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and in any enabling legislation or other Executive Orders or regulations in respect thereof (the Order and such other rules, regulations, legislation, or orders are collectively called the “Orders”). Further, to the extent of Seller’s actual knowledge, Seller represents that it is not an entity that is subject to maintaining policies, procedures and practices regarding compliance with the Orders.

(o)                                 To the extent of Seller’s actual knowledge, neither Seller nor any general partner or any managing member of Seller:

(i)                                     is listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to the Order and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Orders (such lists are collectively referred to as the “Lists”);

(iii)                               is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iii)                               is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

Seller hereby covenants and agrees that if Seller obtains actual knowledge prior to Closing that Seller or any of its managing members or general partners becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Seller shall immediately notify Purchaser in writing, and in such event, Purchaser shall have the right to terminate this Agreement without penalty or liability to Purchaser immediately upon delivery of written notice thereof to Seller, whereupon the Deposit shall be returned to Purchaser.

As used herein, the term “knowledge” with respect to Seller shall mean the actual, conscious, not constructive or imputed, knowledge of Jennifer Bowlby, Asset Manager and Albert J. Corr, Vice President, New England Region and shall not be construed to refer to the knowledge of any other employee, officer, director or representative of Seller or of any affiliate of Seller.

7.2                                 Purchaser represents and warrants that (which representations and warranties shall be deemed to have been made again at Closing):

(a)                                  Purchaser is a limited liability company duly organized and existing under the laws of the State of Delaware, and Purchaser has all requisite power and authority to enter into and perform this Agreement and to carry out the transactions contemplated hereby;

(b)                                 No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of Purchaser is required in connection with the execution and delivery of this Agreement or its purchase of the Property;

(c)                                  Purchaser has duly authorized the execution, delivery, and performance of this Agreement, and such execution, delivery and performance by Purchaser of this Agreement will not result in a breach of, violate any term or provision of, or constitute a default under, Purchaser’s organizational documents or any other agreement by which Purchaser is bound;

(d)                                 No bankruptcy or insolvency proceeding under the Bankruptcy Code or any state bankruptcy or insolvency law filed by or against Purchaser is pending and no such filing is contemplated by Purchaser, or, to Purchaser’s knowledge, threatened; and

(e)                                  There is no outstanding, or, to the Purchaser’s knowledge, threatened litigation, claims or proceedings before any court, commission, agency or other administrative authority which could affect Purchaser’s ability to consummate the transaction contemplated by this Agreement.

(f)                                    To the extent of Purchaser’s actual knowledge, Purchaser is not in violation of the requirements of the Orders and other similar requirements contained in the rules and regulations of OFAC. Further, to the extent of Purchaser’s actual knowledge, Purchaser represents that it is not an entity that is subject to maintaining policies, procedures and practices regarding compliance with the Orders.

(g)                                 To the extent of Purchaser’s actual knowledge, neither Purchaser nor any general partner or any managing member of Purchaser:

(i)                                     is listed on the Lists;

(ii)                                  is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders; or

(iii)                               is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Orders.

Purchaser hereby covenants and agrees that if Purchaser obtains actual knowledge prior to Closing that Purchaser or any of its managing members or general partners becomes listed on the Lists or is indicted, arraigned, or custodially detained on charges involving money laundering or predicate crimes to money laundering, Purchaser shall immediately notify Seller in writing, and in such event, Seller shall have the right to terminate this Agreement without penalty or liability to Purchaser immediately upon delivery of written notice thereof to Purchaser.

(h)                                 Purchaser represents and warrants to Seller that (i) Purchaser is not an “employee benefit plan” (as defined in section 3(3) of ERISA) or a “plan” (as defined in Section 4975(e)(1) of the Code), and (ii) none of the

Purchaser’s assets constitute “plan assets” for purposes of ERISA or the Code (as defined in 29 C.F.R. 2510.3-101 or other U.S. Department of Labor authorities).

As used herein, the term “knowledge” with respect to Purchaser shall mean the actual, conscious, not constructive or imputed, knowledge of Joe Jernigan and shall not be construed to refer to the knowledge of any partner, officer, director, agent, member, manager, employee or representative of Purchaser, or of any affiliate of Purchaser.

7.3                                 The representations and warranties made by Seller in Section 7.1 and by Purchaser in Section 7.2 are true and correct in all material respects as of the date of this Agreement, and shall be true and correct in all material respects and deemed repeated as of the Closing. The representations and warranties of Purchaser as set forth in Section 7.2 shall survive the Closing and shall not be merged therein. The representations or warranties of Seller as set forth in Section 7.1, shall survive consummation of the transactions contemplated by this Agreement and shall continue in full force and effect for a period of nine (9) months after the Closing (the “Survival Period”), and shall be binding upon and inure to the benefit of Purchaser, its successors in interest and assigns provided, however, Seller shall not have any liability or other obligation with respect to any such representations or warranties unless prior to the expiration of the Survival Period the party seeking to assert liability under any such representation or warranty of Seller shall have notified Seller in writing setting forth specifically the representation or warranty allegedly breached by Seller, a description of the alleged breach in reasonable detail and a proposed remedy. All liability or other obligation of Seller under any such representations or warranties shall lapse and be of no further force or effect with respect to any matters not contained in a written notice delivered as contemplated within the Survival Period, or, if such notice is given within the Survival Period, unless suit on the claim described in such notice is commenced against Seller within thirty (30) days following the expiration of the Survival Period.

7.4                                 If either Seller or Purchaser shall proceed to Closing with actual knowledge of any matter which is in conflict with any of the representations, warranties or indemnities made in this Agreement by the other party, they shall be deemed to have waived such representations, warranties or indemnities to the extent inconsistent with such actual knowledge.

7.5                                 Notwithstanding anything to the contrary contained herein, Purchaser shall not assert any claim or claims against Seller for breach of any representation or warranty made by Seller in Section 7.1 hereof, and Seller shall not assert any claim or claims against Purchaser for breach of any representation or warranty made by Purchaser in Section 7.2 hereof, as the case may be, unless and until the aggregate of such party’s claim or claims thereunder exceeds Thirty Five Thousand and 00/100 Dollars ($35,000.00); however if such threshold is exceeded, subject to the limitations of Section 7.6, Purchaser may pursue all such claims starting at the first Dollar.

7.6                                 Notwithstanding anything contained in this Agreement, the aggregate total liability of Seller for breach of any representation or warranty made by Seller in Section 7.1 hereof (as the same are restated at Closing) shall not exceed Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00).

8.                                      Merger of All Prior Understandings; Property to be Accepted “AS IS”.

It is understood and agreed that all understandings and agreements heretofore had between Seller and Purchaser with respect to the subject matter of this Agreement and the transaction contemplated herein, are merged in this Agreement, which alone fully and completely expresses their agreement, and neither is party relying upon any statement or representation, not specifically embodied in this Agreement, made by the other. Except as otherwise expressly provided in this Agreement, Seller shall have no repair, removal or remediation obligations whatsoever, and Purchaser agrees to accept the Property on the basis of Purchaser’s own investigation of the Property, that the Property will be acquired by the Purchaser “AS IS”, “WHERE IS” and “WITH ALL FAULTS” on the date of this Agreement, and without any express or implied warranties by Seller and without recourse to Seller, as to its physical condition, title, usability, suitability or otherwise; that Purchaser assumes the risk that adverse physical conditions may not be or may not have been revealed by its own investigations or by Seller (Seller having no obligation so to do); that Seller has made no express or implied representations or warranties of any kind in connection with any matter relating to the value and profitability of the Property or its fitness for any particular purpose; and that Seller has made no express or implied representations or warranties of any kind except as otherwise expressly set forth in this Agreement. Except as otherwise expressly provided in this Agreement, Purchaser agrees to accept the Property in its then existing “AS IS” condition and basis with all faults at the Closing and waives all objections or claims against Seller (including, but not limited to, any right or claim of indemnity or contribution) arising from or related to the Property or the use thereof or its physical, environmental, economic or legal condition (including, without limitation, the actual or suspected existence of any Hazardous Materials in, on under or about the Property or the soil or ground water thereof). The provisions of this Section 8 shall survive the Closing.

9.                                      No Oral Change; Assignment

9.1                                 This Agreement may not be changed or terminated orally.

9.2                                 Purchaser shall not have the right to assign this Agreement without the written consent of Seller; provided, however, that, Purchaser may assign this Agreement, without such consent, to any entity which is a parent, subsidiary or affiliate of Purchaser, or a single purpose entity formed by Purchaser and one or more investors for the purpose of acquiring the Property, subject to the provisions of this Section 9.2. It shall be a condition precedent to the effectiveness of any such assignment that (i) any such assignee execute and deliver an Assignment and Assumption Agreement in a form reasonably satisfactory to Seller, pursuant to which assignee shall acknowledge that it is an assignee of Purchaser with respect to the Property, and shall agree to assume and discharge all of the obligations of Purchaser at Closing and thereafter arising under this Agreement with respect to the Property, and (ii) that the designation of such assignee and the execution and delivery of the documents required to be executed and delivered to it by Seller at Closing in accordance with Purchaser’s instructions shall not relieve or discharge Purchaser of any of its obligations arising under this Agreement. Any attempt to assign this Agreement in violation of the provisions of this Section 9.2 shall be deemed to be null and void and of no force or effect.

10.                               Closing Expenses.

10.1                           Seller’s Costs. Seller shall pay, in addition to its apportionments, (i) the cost of its legal counsel; (ii) one-half (½) of any escrow fees charged by the Escrow Agent or Title Company, (iii) the cost of recording any title clearing documents for any Voluntary Encumbrances; (v) all applicable documentary stamps payable in connection with the recording of the deed; and (vi) other costs and expenses which are customarily borne by a seller of commercial property in Middleton, Massachusetts.

10.2                           Purchaser’s Costs. Purchaser shall pay, in addition to its apportionments, (i) the cost of its legal counsel, accountants, engineers, architects, and advisors; (ii) the premium for the Title Commitment and the title insurance and endorsements issued pursuant thereto; (iii) the cost to obtain or update the Survey; (iv) the cost of recording the deed as well as any other of Seller’s Deliveries which are to be recorded; (v) the costs of municipal lien certificates and utility readings, (vi) one-half (½) of any escrow fees charged by the Escrow Agent or Title Company; and (vii) any other costs and expenses which are customarily borne by a purchaser of commercial property in Middleton, Massachusetts.

11.                               Notices.

All notices, demands, consents, requests, or other communications provided for or permitted to be given hereunder by a party hereto must be in writing and shall be deemed to have been properly given or served (i) upon the personal delivery thereof, via courier delivery service or otherwise, (ii) upon the delivery by facsimile electronic transmission (provided that such facsimile is sent on a business day prior to 5:00 p.m. of the recipient’s local time, and a confirmation copy is sent via another manner set forth in this Section 11), (iii) the next business day following deposit with a nationally recognized overnight air-freight or courier service such as Federal Express, or (iv) three (3) business days following deposit thereof in the United States mail, certified mail (return receipt requested), provided such notices shall be addressed or delivered to the parties at their respective addresses or facsimile telephone numbers set forth below in this Section 11. Copies of all notices delivered hereunder shall also be delivered in the same manner to counsel for the parties hereto.

If to Purchaser:	Harvard Property Trust, LLC
15601 Dallas Parkway, Suite 600
Addison, Texas 75001-6026
Attn: Joe Jernigan
Telephone No.: (214) 655-1600
Facsimile No.: (214) 655-1610

with a copy to

Haynes and Boone, LLP
2505 N. Plano Road, Suite 4000
Richardson, Texas 75082-4101

Attn: Richard K. Martin
Telephone No.: (972) 739-8634
Facsimile No.: (972) 692-9114

If to Seller:	Middleton Investors, LLC
c/o BPG Properties, Ltd.
770 Township Line Road, Suite 150 Yardley, Pennsylvania 19067 Attn: Mr. Albert J. Corr Telephone No.: (215) 575-2458 Facsimile No.: (215) 575-2437

with a copy to

BPG Properties, Ltd. 3200 Centre Square West 1500 Market Street Philadelphia, Pennsylvania 19102 Attn: Mr. Mark T. Ledger Telephone No.: (215) 557-6900 ext. 18 Facsimile No.: (215) 557-3746

and

Hinckley, Allen & Snyder LLP 28 State Street Boston, Massachusetts 02109 Attn: David Barry Connolly, Esq. Telephone No.: (617) 345-9000 Facsimile No.: (617) 345-9020

Any such addresses for the giving of notices may be changed by either party by giving written notice as provided above to the other party. Notice given by counsel to a party shall be effective as notice from such party.

12.                               Governing Law.

This Agreement and the documents to be executed and delivered by the parties in connection with the transactions set forth herein shall be construed, interpreted, and enforced in accordance with the laws of the Commonwealth of Massachusetts, without reference to principles of conflicts of laws.

13.                               Recording.

Purchaser and Seller agree not to record this Agreement or any memorandum hereof in any public records. A violation of this Section 13 shall constitute a default hereunder. In the event that either party hereto records this Agreement or any evidence or memorandum of it, the other party shall have the right on behalf of the recording party to execute and record a termination of the same, and each party hereby grants to the other an irrevocable power of attorney for the limited purpose thereof.

14.                               Default.

14.1                           By Seller; Purchaser’s Remedies. In the event of a default by Seller hereunder, Purchaser shall give Seller written notice of such default (not more than ten (10) days after Purchaser acquires knowledge of such default; provided no notice shall be required for failure to proceed to Closing on the Closing Date) and if Seller has not cured such event of default within ten (10) days following Seller’s receipt of such default notice (or such additional time as reasonably necessary in the event such default cannot be cured within such ten (10) day period and Seller has promptly commenced to cure the same and diligently prosecutes the same to completion), then Purchaser as its sole and exclusive remedy shall be entitled to either: (i) seek specific performance of this Agreement, but not damages, in a court of competent jurisdiction (provided an action is commenced no later than 60 days after Purchaser became aware of such default), or (ii) terminate this Agreement and receive back the Deposit plus any accrued interest and the parties shall thereafter have no further rights or obligations pursuant to this Agreement except those obligations that expressly survive such termination. The parties agree that Purchaser’s actual damages would be difficult or impossible to determine if Seller defaults and the ownership of the Property has a unique value to Purchaser which is not adequately capable of being compensated through the payment of damages. Therefore, it is specifically acknowledged and agreed that Purchaser shall be entitled to the remedy of specific performance in connection with any such default, in the event Purchaser elects to pursue such remedy as herein provided. Notwithstanding any of the foregoing, in the event of a willful default by Seller, said willful default being solely defined as (i) Seller refusing to convey the Property to Purchaser by the Closing Date in accordance with this Agreement, as such date may be extended by either party, or (ii) any willful default by Seller of Sections 19.7 and 19.8 of the Agreement, Purchaser shall be entitled to the following remedies in addition to the available remedy of specific performance: (a) receive the return of its Deposit plus any accrued interest and (b) upon the presentment of the appropriate documentation to Seller, receive its actual out of pocket third (3rd) party expenses including attorney’s fees, engineering fees, consultant’s fees, environmental fees, loan application fees, rate lock fees, lender fees, appraisal fees, and other costs incurred in connection with the potential acquisition and financing of the Property, the inspection and review of the Property and the negotiation of this Agreement, up to a maximum amount not to exceed One Hundred Fifty Thousand ($150,000.00) Dollars, provided that Purchaser commences any such claim within thirty (30) days of Seller’s willful default.

14.2                           By Purchaser; Seller’s Remedies. In the event of a default by Purchaser hereunder, other than failure to proceed to Closing on the Closing Date (for which no notice shall be required), Seller shall give Purchaser written notice of such default (not more than ten (10) days after Seller acquires knowledge of such default) and if Purchaser has not cured such default within ten (10) days of Purchaser’s receipt of such default notice (or such additional time as reasonably necessary in the event such default cannot be cured within such ten (10) day period)

and Purchaser has diligently pursued the cure the same and diligently prosecuted the same to completion; the sole and exclusive remedy of Seller shall be to terminate this Agreement, in which event Seller may retain the Deposit plus any accrued interest as liquidated damages (and not as a penalty), and the parties shall thereafter have no further rights or obligations pursuant to this Agreement except those obligations that expressly survive such termination. Purchaser and Seller have considered carefully the loss to Seller if Purchaser fails to consummate the purchase and sale contemplated herein for any reason other than Seller’s default hereunder or the failure of condition precedent to Purchaser’s obligation to close hereunder occasioned by taking the Property off the market as a consequence of the negotiation and execution of this Agreement, the expenses of Seller incurred in connection with the preparation of this Agreement and Seller’s performance hereunder, and the other damages, general and special, which Purchaser and Seller realize and recognize Seller will sustain but which Seller cannot at this time calculate with absolute certainty. Based on all those considerations, Purchaser and Seller have agreed that the damage to Seller in such event would reasonably be expected to be equal to the sum of the Deposit plus such accrued interest. The parties agree that it would be extremely difficult or impossible to ascertain the actual damages which would be suffered by Seller if Purchaser fails to perform its obligations under this Agreement, and that the Deposit plus such interest is the best estimate of the amount of damages Seller would suffer.

14.3                           After Closing, Seller and Purchaser shall, subject to the terms and conditions of this Agreement, have such rights and remedies as are available at law or in equity, except that neither Seller nor Purchaser shall be entitled to recover from the other indirect, consequential or special damages.

15.                               Casualty; Condemnation.

15.1                           Risk of Loss. The risk of loss or damage to the Property by fire, accident, act of God, calamity or otherwise (“Casualty”) until the delivery of the deed is retained by Seller. Seller agrees to furnish Purchaser with notice of occurrence of any Casualty forthwith upon the happening thereof (a “Casualty Notice”).

15.2                           Seller’s Right to Terminate. In the event more than twenty percent (20%) of the floor area of the Building is damaged as a result of a Casualty, or which is reasonably estimated to cost in excess of One Million and 00/100 Dollars ($1,000,000.00) to repair and restore, Seller may terminate this Agreement by written notice given to the Purchaser within thirty (30) days of the date of the Casualty (Notice and the Closing shall be extended to the extent necessary to provide such thirty (30) day period), whereupon the Escrow Agent shall immediately repay the Deposit plus any accrued interest to Purchaser and the parties shall thereafter have no further rights or obligations pursuant to this Agreement.

15.3                           Purchaser’s Right to Terminate. Unless terminated by Seller as provided in Section 15.2 above, in the event of a “Material Loss,” as hereinafter defined, to the Property resulting from any such Casualty, Purchaser may terminate this Agreement by notice given to Seller within thirty (30) days of the date of a Casualty Notice (and the Closing shall be extended to the extent necessary to provide such thirty (30) day period). For purposes of this Section 15, a “Material Loss” means damage or destruction, or condemnation that is reasonably estimated to cost or be valued at (as the case may be) more than Three Hundred Fifty Thousand and 00/100 Dollars ($350,000.00) or (b) would permit any tenant to terminate its lease or (c) damages 20% or more of the floor area of the Building.

15.4                           Closing After Casualty. If this Agreement is not terminated by Seller or Purchaser as provided in Sections 15.2 and 15.3, it shall remain in full force and effect and the parties shall proceed to Closing without any reduction in the Purchase Price except as specifically provided below. At the Closing, Seller shall assign to Purchaser all insurance proceeds arising from the Casualty (to the extent not applied to any restoration relating thereto) and Seller shall, at Closing, execute and deliver to Purchaser all customary proofs of loss, assignments of claims and other similar items, and shall credit Purchaser on account of the Purchase Price on the Closing Statement in an amount equal to the deductible or co-insurance amount under the applicable insurance policy and the amount necessary to repair any uninsured casualty.

15.5                           Condemnation. Seller will notify Purchaser immediately upon obtaining knowledge of any proceedings for a condemnation that affects the Property. Purchaser may participate in such proceedings, and Seller shall from time to time deliver to Purchaser all instruments reasonably requested by it to permit such participation. In the event of the institution of any proceedings for condemnation of the Property results in a Material Loss or which adversely affects access to the Property or makes the Property fail to comply with applicable law (without variance), Purchaser may terminate this Agreement by notice given to Seller within thirty (30) days of the date Seller gives notice to Purchaser of such condemnation (and the Closing shall be extended to the extent necessary to provide such thirty (30) day period), whereupon the Escrow Agent shall immediately repay the Deposit plus any accrued interest to Purchaser and the parties shall thereafter have no further rights or obligations pursuant to this Agreement except those obligations that expressly survive such termination. If this Agreement is not so terminated, Seller shall pay over or assign to Purchaser all awards recovered or recoverable on account of such condemnation, and Purchaser shall take title to the Property, subject to such condemnation and without reduction in the Purchase Price, and Seller shall, at Closing, execute and deliver to Purchaser all customary proofs of loss, assignments of claims and other similar items.

16.                               No Option.

The submission of this Agreement to Purchaser shall not be construed to vest in Purchaser an option to purchase or any reservation of the Property. Purchaser shall have no right or interest hereunder until such time as this Agreement has been fully executed by Seller and Purchaser.

17.                               Successors and Assigns.

This Agreement shall inure to the benefit of and be binding upon the Seller and Purchaser hereto and their respective heirs, personal representatives, and permitted successors, and assigns.

18.                               Further Assurances.

Seller and Purchaser each agree to execute any and all documents and take such further actions as may be reasonably necessary to effectuate the purposes of this Agreement.

19.                               Inspection Period.

19.1                           Purchaser’s Inspections. Purchaser may until 5:00 p.m. Eastern Standard Time (USA) on June 9, 2006 (the “Inspection Period”), at Purchaser’s sole cost and expense to: (i) perform all engineering studies and inspections with respect to the Real Property to determine the Property’s physical condition, (ii) perform all non-invasive environmental auditing, engineering and testing on the Property as Purchaser shall reasonably require to satisfy Purchaser that no unacceptable environmental condition exists on the Property, (iii) satisfy itself as to the location of utilities and utility connection fees which may be necessary for Purchaser’s intended use of the Property, (iv) conduct all other reviews and inspections which Purchaser deems reasonably necessary to determine the Property’s suitability for Purchaser’s proposed use. To facilitate Purchaser’s investigation, Seller has delivered to Purchaser and Purchaser acknowledges receipt of all environmental reports listed on Exhibit L, all engineering reports, building plans, copies of all Development Materials, within Seller’s actual possession (collectively, the “Review Materials”). Seller does not warrant the accuracy of the information contained in the Review Materials. Purchaser acknowledges receipt of the environmental reports listed in Exhibit L. During the Inspection Period, Purchaser shall review all Service Contracts provided by Seller. Purchaser shall notify Seller prior to the expiration of the Inspection Period of those Service Contracts, if any, that it approves. All Service Contracts that Purchaser does not, in its sole and absolute discretion, so approve shall be deemed disapproved, and Seller shall, at Seller’s expense, terminate such disapproved Service Contracts with the termination to be effective not later than the Closing Date. In all events, the property management agreement in effect with respect to the Property, along with any Service Contract that is not delivered to Purchaser, shall be deemed to be disapproved by Purchaser, and Seller shall, at Seller’s expense, terminate such property management agreement and undelivered Service Contracts effective not later than the Closing Date.

19.2                           License for Entry. Subject to the provisions of this Section 19, Seller hereby gives to Purchaser and its duly authorized agents, contractors and/or representatives the right of access to the Property during the term of this Agreement for the purpose of conducting such inspections, tests, studies and other investigations. Any such entry shall only be allowed following reasonable prior notice to Seller. Prior to any such entry, Purchaser shall, at Purchaser’s expense, deliver to Seller a certificate of insurance evidencing that Purchaser has a policy or policies of commercial general liability insurance, including property damage, statutory worker’s compensation coverage on Purchaser’s employees at, on or about the Property (which shall contain a waiver of subrogation in favor of Seller), written by one or more responsible insurance companies with an A. M. Best rating of not less than A-: XIII, and licensed to do business in Massachusetts, with limits of not less than One Million and No/100 Dollars ($1,000,000.00) per occurrence and One Million and No/100 Dollars ($1,000,000.00) aggregate, and with automobile coverage with a limit of not less than One Hundred Thousand and No/100 Dollars ($100,000.00). Such policies shall name Seller and Property Manager as additional insureds (except on worker’s compensation) against loss of life, personal injury and/or property damage with respect to the Property, with deductibles reasonably acceptable to Seller. Each such policy shall be non-cancelable for any cause without first giving Seller twenty (20) days prior written notice and shall contain a cross-liability endorsement. No inspection shall be undertaken without at least twenty-four (24) hours’ prior notice to Seller, or otherwise as may be approved by Seller’s property manager. Seller at its option, shall be permitted to have a representative present during any or all inspections. Neither Purchaser nor its agents or representatives shall contact any Tenants without at least 24 hours prior notice to Seller and giving Seller or its representative the right to be present during such contact. Inspections shall not involve soil and/or ground water sampling or other invasive testing unless and until the location, scope and methodology of such sampling or testing shall have all been approved in writing by Seller, in Seller’s sole and absolute discretion. Purchaser shall promptly repair all damage resulting from any such inspections, tests, studies and other investigations at its sole expense and to Seller’s reasonable satisfaction, which obligation shall survive termination of this Agreement. No such inspections, tests or studies shall result in any damage to the Premises or unreasonably interfere with the normal conduct of business at the Property (including without limitation the business of any Tenants).

19.3                           Indemnity. Purchaser covenants and agrees to defend, indemnify and hold Seller harmless from and against any and all liens, claims, charges, costs, suits, damages, injuries or other liabilities whatsoever including, without limitation, reasonable attorneys fees, arising out of, resulting from directly or indirectly or as a consequence of Purchaser’s exercise of its Inspection rights under this Agreement, including, without limitation, its right of inspection as provided for in this Section 19 and any actions by Purchaser, its agents, employees or contractors, or anyone acting by, through or under Purchaser, on the Property prior to the Closing, and such indemnity shall survive the Closing and any termination of this Agreement; provided, however, Purchaser shall not be liable for, and shall not indemnify Seller with respect to, any pre-existing condition, fact, matter, item, or substance discovered, uncovered, located, identified, as a result of Purchaser’s entry unless such pre-existing condition, fact, matter, item, or substance was exacerbated by Purchaser’s entry and inspection. Upon written notice by Seller to Purchaser, Seller shall have the right to provide for its own defense of any such liens, claims, charges, costs, suits, damages, injuries or other liabilities, at the cost and expense (including reasonable attorney’s fees) of Purchaser. Purchaser shall be required to indemnify and hold Seller harmless on account of discovery of existing conditions to the extent such existing conditions are exacerbated by the Purchaser’s exercise of its Inspection rights under this Agreement.

19.4                           Prior to the end of the Inspection Period, Seller shall prepare and submit to Purchaser, for Purchaser’s approval, a list of the Tangible Personal Property. Upon such approval, such list shall be initialed by the parties and shall become Schedule III to the General Instrument of Transfer. In the event Purchaser has not approved a list of Tangible Personal Property submitted by Seller on or before expiration of the Inspection Period, and Purchaser does not exercise its right to terminate this Agreement as set forth in Section 19.6 herein, then the last list of Tangible Personal Property submitted by Seller to Purchaser shall be deemed approved by Purchaser and shall become Schedule III to the General Instrument of Transfer.

19.5                           Confidentiality. Purchaser agrees to hold in confidence, until the conclusion the transaction contemplated by this Agreement (except as required by law or applicable SEC regulations), any information or data relating to the Property obtained by Purchaser, including, but not limited to, information and data obtained by Purchaser through testing and inspections, and any information furnished by Seller. Such covenant of confidentiality shall not prohibit Purchaser from disclosing the existence of this Agreement and the transactions contemplated hereby, and any information or data relating to the Property obtained by Purchaser, to any partners, investors, underwriters, employees, lenders, accountants or legal counsel of any of the foregoing (subject to the undertaking of any such person to maintain the confidentiality thereof as herein provided). The provisions of this Section 19.5 shall survive the termination of this Agreement without the occurrence of the Closing.

19.6                           Termination. At any time during the Inspection Period, Purchaser shall have the right to terminate this Agreement for any reason or for no reason by delivering written notice thereof to Seller on or before the last day of the Inspection Period, and upon any such termination, neither party shall have any further rights or obligations hereunder except those obligations that expressly survive such termination, and the Escrow Agent shall return the Initial Deposit plus all accrued interest thereon to Purchaser. The failure of Purchaser to notify Seller in writing prior to the end of the Inspection Period of Purchaser’s desire to terminate this Agreement shall constitute a waiver of Purchaser’s right to terminate this Agreement, as set forth in this Section 19.6. In the event that Purchaser terminates this Agreement pursuant to this provision of this Section 19.6, Purchaser shall return to Seller the Review Materials furnished by Seller to Purchaser. Additionally, if Purchaser and Seller have failed to close the sale and purchase of the Property for any reason other than Seller’s default, upon the Seller’s request, Purchaser will provide or cause its consultants (provided there is not additional cost to Purchaser) to provide to Seller copies of all third party studies, reports and test results received by the Purchaser excluding any market and economic feasibility studies (collectively, the “Reports”) regarding the Property without any additional charge to Seller, within three (3) business days from Seller’s request after the date of termination of this Contract; provided any Reports delivered to Seller shall be delivered for informational purposes only and Purchaser makes no representation or warranty, express or implied, as to the accuracy or completeness of the information contained in the Reports. Seller agrees not to enforce any claim or cause of action against Purchaser or the preparers of the Reports for any inaccuracies in the Reports. The Reports shall be for Seller’s information only and Seller shall not reuse the Reports or deliver copies to any third party. This provision shall survive the termination of this Agreement.

19.7                           Operation of Property. During the term of this Agreement, Seller shall:

(a)                                  make no voluntary changes in the condition of title to the Real Property;

(b)                                 continue to substantially and materially maintain and insure the Real Property consistent with the present operations thereof, normal wear and tear, casualty and condemnation excepted.

(c)                                  not remove any item of Tangible Personal Property unless replaced by a comparable item of Tangible Personal Property;

(d)                                 refrain from applying or forfeiting any security deposits under any Leases;

(e)                                  maintain all permits, licenses and occupancy certificates, including, without limitation, all development, building and use permits and certificates of occupancy;

(f)                                    refrain from entering into or amending any contracts, or other agreements (excluding leases) regarding the Property (other than contracts in the ordinary and usual course of business and which are cancelable by the owner of the Property without penalty within thirty (30) days after giving notice thereof);

(g)                                 perform, when due, all material obligations under any and all agreements relating to the Property and otherwise in accordance with applicable laws, ordinances, rules, and regulations;

(h)                                 promptly provide Purchaser with copies of (1) any default letters sent to or from tenants, (2) any copies of correspondence received from a tenant that it is “going dark” or seeking to re-negotiate its lease, and (3) notices of bankruptcy filings received with respect to any Tenant;

(i)                                     promptly forward to Purchaser any notices of code violations Seller receives and

(j)                                     promptly notify Purchaser of any facts of which Seller has knowledge which would cause any of the representations and warranties of Seller contained in this Contract to become false or misleading.

19.8                           New Leases. Commencing on the date which is five (5) days prior to the expiration of the Inspection Period (“Consent Period”), Seller will not enter into any new Lease, modify any existing Lease, without in each case, receiving Purchaser’s prior written consent, which consent shall not be unreasonably withheld or delayed. Prior to the Consent Period, Seller may enter into any new lease or modify any existing Lease without Purchaser’s consent. Seller shall provide Purchaser with notification of any new lease proposals or modifications, with copies thereof and a statement fully disclosing the obligations and costs associated therewith, and such other information reasonably requested by Purchaser, including, without limitation financial information regarding the tenant (“Lease Notice”). During the Consent Period, if Purchaser disapproves of any such proposed Lease or notification, Seller will not enter into any such Lease or modification. If Purchaser fails to provide Seller with written notice detailing Purchaser’s specific objections to any such new Lease or modification, within three (3) business days following the date of Seller’s delivery to Purchaser of the Lease Notice, such item will be deemed approved by Purchaser. Seller agrees to deliver Purchaser copies of any new lease proposals, new leases or modifications signed after the date of this Agreement and prior to the Consent Period within two (2) business days after delivery to the tenant. Purchaser’s consent shall not be required for any expansion or renewal of a Lease that Seller, as landlord, is required to honor pursuant to the terms of an existing Lease.

20.                               Miscellaneous.

20.1                           Captions and Headings. This Section and/or section headings and the arrangement of this Agreement are for the convenience of the parties hereto and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

20.2                           Reserved Right. Notwithstanding anything to the contrary set forth herein, each of Seller and Purchaser reserves the right to waive any condition or contingency provided for its benefit in this Agreement.

20.3                           Singular, Plural, etc. Wherever herein the singular number is used the same shall include the plural and the masculine gender shall include the feminine and neuter genders and vice versa as the context shall require.

20.4                           Counterparts. This Agreement may be executed in several counterparts, which shall constitute one and the same instrument.

20.5                           Partial Invalidity. If any provision of this Agreement shall be declared invalid or illegal for any reason whatsoever, then notwithstanding such invalidity or illegality, the remaining terms and provisions of this Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provisions had not been contained herein.

20.6                           Exhibits. Each of the exhibits annexed to this Agreement constitute an integral part hereof.

20.7                           Time. When the last day for the performance of any act permitted or required hereunder falls on any day which is not a business day in the City of Boston, Massachusetts, such act may be performed on the next business day in said city. Time is of the essence of the provisions of this Agreement.

20.8                           Purchaser’s Audit. Purchaser has advised Seller that Purchaser must cause to be prepared audited financial statements for the calendar year 2005 and the partial calendar year 2006 (from January 1 up to the Closing Date) (the “Covered Audit Period”) in respect to the Property in compliance with certain laws and regulations, including without limitation, Securities and Exchange Commission Regulation S, X and Rule 3-14. Seller agrees to use reasonable efforts to cooperate with Purchaser’s auditors in the preparation of such audited financial statements (it being understood and agreed that the foregoing covenant shall survive Closing). Without limiting the generality of the preceding sentence, (i) Seller shall during normal business hours and upon Purchaser’s prior written request allow Purchaser’s auditors reasonable access to such books and records maintained by Seller (and Seller’s manager of the Property) in respect to the Property and pertaining to the Covered Audit Period as necessary to prepare such audited financial statements; (ii) Seller shall use reasonable efforts to provide to Purchaser such existing financial information as is reasonably requested by Purchaser and required for Purchaser’s auditors to prepare audited financial statements, and (iii) to the extent under Seller’s employ and control, Seller will upon Purchaser’s written request make available for interview by Purchaser and Purchaser’s auditors the manager of the Property or other agents or representatives of Seller responsible for the day-to-day operation of the Property and the keeping of the books and records in respect of the operation of the Property. Notwithstanding anything contained in this Section 20.8 to the contrary, in no event shall Seller be obligated to (i) make and/or obtain from Seller (or an affiliate of Seller or any of Seller’s or its affiliates’ auditors) any representations or certificates regarding such financial information, or (ii) disclose any confidential or non-public financial information with respect to any affiliate of Seller or any property of any such affiliate. The provisions of this Section 20.8 shall survive Closing.

Remainder of Page Left Intentionally Blank, Signatures on Following Page

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

SELLER:

MIDDLETON INVESTORS, LLC, a Massachusetts limited liability company

By: Bergen of Middleton, Inc., a Massachusetts corporation, its manager

By:	/s/ Albert J. Corr
	Name:	Albert J. Corr
	Title:	Vice President for Middleton

PURCHASER:

HARVARD PROPERTY TRUST, LLC, a Delaware limited liability company

By:	/s/ Gary Bresky
	Name:	Gary Bresky
	Title:	Treasurer for Harvard Property Trust

The Title Company acknowledges receipt of this Agreement on May 19, 2006, and upon receipt of the Deposit, accepts the Deposit and agrees to hold and disburse the Deposit in accordance with the terms and conditions set forth in this Agreement and in the Escrow Agreement.

LANDAMERICA PARTNERS TITLE COMPANY

By:	/s/ Reno Hartfiel
	Name:	Reno Hartfiel
	Title:	Executive VP and General Counsel for LandAmerica